UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2020

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TRCH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2020, we entered into new one-year employment agreements with each of John Brda, our President and Chief Executive Officer, and Roger Wurtele, our Chief Financial Officer. Their previous employment agreements expired in June 2020.  Under the new agreements, Messrs. Brda and Wurtele will continue to receive their same annual salaries of $375,000 and $225,000, with 36% and 20% of the salaries, respectively, continuing to accrue unpaid until such time as the Board of Directors believes there is adequate cash for such payment, or as otherwise contemplated in the employment agreement.  Each individual will be eligible for a bonus at the Compensation Committee’s discretion.  Each agreement provides that if there is a “change of control” in the company (as defined in the agreement), the employee will be paid in one lump sum any amounts owed to the employee under the agreement that are accrued and unpaid plus his salary that would be earned through the end of the term of the agreement.  Each employment agreement has a covenant not to compete and provides for expense reimbursement, four weeks of vacation and certain other benefits.

Additionally, as part of their employment compensation, the Compensation Committee granted Mr. Brda an option to purchase a total of up to 2,250,000 shares of common stock, including up to 375,000 shares at an exercise price of $0.50 per share and up to 1,875,000 shares at an exercise price of $1.00 per share, and granted Mr. Wurtele an option to purchase a total of up to 750,000 shares of common stock, including up to 375,000 shares at an exercise price of $0.50 per share and up to 375,000 shares at an exercise price of $1.00 per share. The options were granted under our Amended and Restated 2015 Stock Option Plan.  The options of both executives will vest upon either (a) the closing of a change of control occurring prior to July 15, 2021, or (b) the company entering into a letter of intent with a third party prior to July 15, 2021 that contemplates a change of control, and the change of control transaction closes with that third party (or an affiliate(s) of that third party) at a date not later than July 15, 2022; subject, however, to acceleration and earlier vesting of all of the options in the event of (i) the termination of employment by the employee for “good reason” under his employment agreement or (ii) a determination of the Compensation Committee, at its discretion. In the event of the death or disability of the employee prior to vesting or if the company terminates the employee’s employment for reasons other than for “cause” under the employment agreement prior to vesting, the option will still vest upon the occurrence of the events described under clauses (a) or (b) above. The options, to the extent such options have not been exercised, will terminate and become null and void on July 15, 2025, if and only if the options vest as described above, or on July 15, 2021, if the options do not vest as described above, subject to the occurrence of the events contemplated under clause (b) above whereby the options would not terminate until July 15, 2022.

Reference is made to the employment agreements included as exhibits 10.1 and 10.2 to this current report and to the stock option agreements included as exhibits 10.3 and 10.4 to this current report, the disclosure in which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement with John A. Brda
Exhibit 10.2	Employment Agreement with Roger Wurtele
Exhibit 10.3	Stock Option Agreement with John A. Brda
Exhibit 10.4	Stock Option Agreement with Roger Wurtele

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: July 16, 2020	By: /s/ John A. Brda
John A. Brda
President and CEO

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